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                              CONSULTING AGREEMENT



            This Consulting Agreement is made by Computron Software, Inc. ("Computron") and Andreas Typaldos ("Typaldos").

                              W I T N E S S E T H:

            WHEREAS, in accordance with the Agreement relating to the termination of employment of even date herewith (the "Agreement") between Typaldos and Computron, Typaldos has ceased his employment with Computron effective as of November 27, 1996;

            WHEREAS, Computron desires to retain Typaldos to provide consulting services, and Typaldos desires to provide such consulting services to Computron, upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, for and in consideration of the representations made, actions and agreements to be undertaken, and payments to be made as set forth herein, and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Typaldos and Computron, the parties agree as follows:

            1. CONSULTATION:

            (a) During the period (the "Consulting Period") commencing on December 1, 1997 through the earlier of (a) November 30, 2000 or (b) the date this Consulting Agreement is terminated pursuant to Section 6 below, Typaldos shall make himself reasonably available to Computron, by telephone or in person, when so requested by the Chief Executive Officer of Computron or his designee, for consultation with the Chief Executive Officer or his designee on reasonable notice and at reasonable times and places to be determined by Computron. Typaldos shall cooperate fully with Computron in any special projects assigned to him, suitable for him based on prior recent experience and position, and shall use or provide any knowledge or information acquired by Typaldos during, or as a result of, his employment with Computron in connection with any such consultations or assignments.

            (b) In return for the payments provided in Section 2 of this Consulting Agreement, Typaldos will make himself available as a consultant to the Chief Executive Officer of Computron, or his designee, for up to 60 hours each month during the Consulting Period; provided that he will not be entitled to additional compensation for hours in excess of 60 each month unless Computron's Chief Executive Officer gives prior written approval for such additional hours and such additional compensation. Within fifteen (15) days following the last day of each calendar month of the Consulting Period, Typaldos shall provide to Computron a written description of the consulting work he performed during the prior month, including a reasonably detailed description of each project and the time he spent on each project.

            (c) Typaldos shall have no authority (actual, apparent, or otherwise) to bind Computron, or any of its past, present and future partners, parents, subsidiaries, related entities, predecessors, successors, directors, officers, agents, employees, contractors and assigns
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(individually and collectively the "Computron Parties"), during and following the Consulting Period. Typaldos represents and warrants that during and following the Consulting Period, he will not make any commitments or otherwise bind Computron or the Computron Parties, or enter into any contract on behalf of Computron or the Computron Parties, and will not hold himself out as being authorized, directly or indirectly, to act as a representative of or on behalf of Computron or the Computron Parties.

            2. PAYMENTS AND REIMBURSEMENT OF EXPENSES:

            In exchange for his consulting services under this Consulting Agreement and during the term of the Consulting Period, Typaldos will be paid by Computron as follows:

                  (i) Three Hundred Thousand Dollars and No Cents ($300,000.00) for each of the first two years of the Consulting Period (December 1, 1997 through November 30,
                        1999), and Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) for the third year of the Consulting Period (December 1, 1999 through November 30, 2000). Except as provided in Section 1(b), the total payments to Typaldos under this Consulting Agreement shall not exceed Eight Hundred Fifty Thousand Dollars ($850,000.00). Computron will make such payments in equal quarterly installments (except as otherwise indicated) as follows:

                        (x) For the first year of the Consulting Period (December 1, 1997, through November 30, 1998), Computron will make a single payment of Three Hundred Thousand Dollars and No Cents ($300,000.00) payable at or around December 1, 1997;

                        (y) For the second year of the Consulting Period (December 1, 1998 through November 30, 1999), Computron will make four equal quarterly payments of Seventy Five Thousand Dollars and No Cents ($75,000.00), in advance, payable on or about December 1, 1998, March 1, 1999, June 1, 1999 and September 1, 1999, for a total payment of Three Hundred Thousand Dollars and No Cents ($300,000.00);

                        (z) For the last year of the Consulting Period (December 1, 1999 through November 30, 2000), Computron will make four equal quarterly payments of Sixty Two Thousand Five Hundred Dollars and No Cents ($62,500.00) on or about December 1, 1999, March 1, 2000, June 1, 2000, and September 1,
                              2000), for a total payment of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00).


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                        If this Consulting Agreement is terminated earlier than
                        November 30, 2000 pursuant to the terms of Section 6 of this Consulting Agreement, Computron's obligations to make quarterly payments then unpaid shall be terminated and Typaldos shall reimburse Computron for any advances paid during the quarter but not yet earned (pro rated for the applicable quarter based on the days Typaldos was available to consult, whether or not he was actually consulting for Computron).

                  (ii) Computron agrees to reimburse Typaldos, subject to the submission of appropriate itemization and receipts for any necessary and reasonable expenses that Typaldos incurs providing services to Computron under this Consulting Agreement, provided that no single expense shall exceed Five Hundred Dollars ($500.00) unless Typaldos first obtains approval from the Chief Executive Officer of Computron or his designee to incur such expense. Typaldos shall be reimbursed for any travel expenses incurred in providing services to Computron under the Consulting Agreement, provided that travel outside the New York City Metropolitan area must be approved in advance by the Chief Executive Officer of Computron or his designee. Such travel expenses will be paid to Typaldos, subject to the submission of appropriate itemization and receipts.

                  (iii) All payments made by Computron under this Consulting
                        Agreement will be in the form of a check made payable to "Andreas Typaldos" and will be sent by regular mail to the following address:

                              130 West 79th Street
                              Apt. 19A
                              New York, New York 10024


            3. NON-EMPLOYEE STATUS:

            As a consultant to Computron, Typaldos will perform consulting services at the request of the Chief Executive Officer or his designee as an independent contractor. Typaldos understands and agrees that nothing in this Consulting Agreement, explicitly or implicitly, shall be construed to make him or any of his employees, representatives or agents an employee of Computron or any of the Computron Parties. Typaldos understands and agrees that neither he, nor anyone else he employs, will accrue any benefits under, or in any way be covered by Computron's employee benefit plans. Typaldos further understands and agrees that he will be exclusively liable for all federal, state, and local income taxes that may be due as a result of any fees or compensation Typaldos receives pursuant to this Consulting Agreement.


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            4. NONCOMPETITION AND CONFIDENTIALITY:

            Typaldos and Computron agree that, in order to better protect the goodwill of Computron and to better assure the prevention of disclosure of confidential materials and information of Computron, and given the unique nature of the services he may provide to Computron, Typaldos will not, directly or indirectly, for his own benefit or for or with any other person, firm or corporation, engage in any business or practice in direct competition with Computron at any time during the Consulting Period and for a period of six months following the end of the Consulting Period. Typaldos also agrees that he will not, directly or indirectly, for his own benefit or for or with any other person, firm, or corporation, become employed (including without limitation as an employee, consultant, or partner) by any person in any capacity in "direct and major competition" with Computron at any time during the Consulting Period and for a period of six months following the end of the Consulting Period. Those business entities listed as competitors in any Form 10-K or Form 10-Q of Computron from 1991 to 2000, inclusive, are in "direct and major competition" with Computron for purposes of this Section 4. The parties understand and agree that this Section 4 covers any such engagement by Typaldos, including any such engagement that commences prior to the Consulting Period and which continues into the Consulting Period.

            5. NONSOLICITATION:

            Typaldos agrees that during the Consulting Period and during the one
(1) year period immediately following the Consulting Period, he will not, directly or indirectly, induce or attempt to induce any employee of Computron, or of its subsidiaries or dedicated distributors (individually and collectively, the "Computron Entities"), to terminate his or her employment.

            6. TERMINATION:

                  (a) Computron shall have the right to terminate all of its obligations hereunder, including without limitation its obligations to make the payments set forth in Section 2 (but not those set forth in Sections 7 and 9), by giving written notice to Typaldos at any time, if Typaldos shall commit any act or omit to take any action in bad faith to the material detriment of Computron or the Computron Entities, be convicted of a felony (other than motor vehicle), or, after thirty (30) days notice and opportunity to cure, materially breach any of the terms of the Agreement or the Consulting Agreement, such termination to be effective at the time such notice is given by Computron. In the case of termination under this Section 6(a), all of Typaldos' obligations hereunder (other than those set forth in Sections 4, 5, 7, 8, and 9 of this Consulting Agreement) shall terminate at the time the termination of Computron's obligations becomes effective.

                  (b) Typaldos may terminate his obligations hereunder (other than those set forth in Sections 4, 5, 7, 8, and 9) by giving Computron written notice of such termination, provided such termination shall not take effect until the expiration of thirty (30) days from the date such notice is given. Typaldos agrees to complete any assignments then in progress and to


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cooperate fully with Computron in the termination of his obligations under this
Consulting Agreement. In the case of any termination under this Section 6(b), Typaldos' obligations hereunder (other than those set forth in Sections 4, 5, 7, 8, and 9 of this Consulting Agreement) shall terminate and all of Computron's obligations hereunder, including without limitation its obligations to make the payments set forth in Section 2 (but not those set forth in Sections 7 and 9), shall terminate at the time the termination of Typaldos' obligations (other than those set forth in Sections 4, 5, 7, 8, and 9) become effective.

                  (c) This Consulting Agreement shall terminate (except for the obligations of Typaldos under Sections 4, 5, 7, 8, and 9) upon the expiration of the Consulting Period or in the event that Typaldos becomes employed by Computron or any of the Computron Entities. In the case of any termination under this Section 6(c), Typaldos' obligations hereunder (other than those set forth in Sections 4, 5, 7, 8, and 9 of this Consulting Agreement) shall terminate and all of Computron's obligations hereunder, including without limitation its obligations to make the payments set forth in Section 2 (but not those set forth in Sections 7 and 9), shall terminate at the time the termination of Typaldos' obligations (other than those set forth in Sections 4, 5, 7, 8, and 9) becomes effective.

                  (d) This Consulting Agreement shall terminate without further action of any party if Typaldos shall die or become disabled. For purposes of this Consulting Agreement, the term "disability" shall mean a physical or mental incapacity of Typaldos which has prevented him from performing consulting services for one hundred eighty (180) days, whether or not consecutive, out of any twelve (12) consecutive months. In the case of any termination under this
Section 6(d), Typaldos' obligations hereunder (other than, in the case of disability, those set forth in Sections 4, 5, 7, 8, and 9 of this Consulting Agreement) shall terminate and all of Computron's obligations hereunder, including without limitation its obligations to make the payments set forth in
Section 2 (but not those set forth in Sections 7 and 9), shall terminate at the time the termination of Typaldos' obligations (other than, in the case of disability, those set forth in Sections 4, 5, 7, 8, and 9) becomes effective.

            7. INDEMNIFICATION:

                  Typaldos shall indemnify and hold harmless Computron and the Computron Entities from and against any and all liabilities, losses, claims, costs and expenses (including legal costs of any kind and nature) arising from
(i) any failure by Typaldos to fulfill any of his obligations hereunder, (ii) any unlawful act committed by Typaldos during the Consulting Period, or (iii) any act, omission, or misrepresentation by Typaldos during the Consulting Period. Computron shall indemnify and hold harmless Typaldos from and against any and all liabilities, losses, claims, costs and expenses (including legal costs of any kind and nature) (collectively, "Losses") arising from any act or omission of Typaldos in connection with and related to his function as a consultant for Computron, provided that, with respect to the matters as to which Losses arise, Typaldos is, in all material respects, acting within the proper course and scope of Typaldos' duties as a consultant under the terms of this Consulting Agreement.


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            8. DUTY OF CONFIDENTIALITY AND COOPERATION:

                  (a) In further consideration of the covenants undertaken herein by Computron, Typaldos agrees to refrain from taking any action that harms the business interests, reputation, or goodwill of Computron, including but not limited to making derogatory comments to Computron's customers, suppliers, or employees, or to the general public regarding the character and ability of Computron, the Computron Entities, and its and their current officers and employees.

                  (b) Typaldos' prior employment with Computron and work as a consultant to Computron creates a relationship of confidence and trust between Computron and him with respect to certain information applicable to the business of Computron or applicable to the business of any client or customer of Computron, which may be made known to him by Computron or by any client or customer of Computron, or learned by him during his employment or the Consulting Period.

                  (c) Computron possesses and will continue to possess information that has been or will be created, discovered, or developed by, or that otherwise has or will become known to, Computron (including, but not limited to, information created, discovered, or developed by Typaldos or made known to Typaldos during the period of or arising out of his prior employment by Computron and during this Consulting Period), or in which property rights have been or may be assigned or otherwise conveyed to Computron, which information has commercial value in the business in which Computron is engaged and is treated by Computron as confidential. All such information is hereinafter called "Proprietary Information," which term, as used herein, shall also include, but shall not be limited to, trade secrets, systems, processes, formulae, data, functional specifications, blueprints, computer programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, distribution channels, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer and supplier lists.

                  (d) Without limiting Typaldos' obligations under Section 4 of this Agreement, Typaldos acknowledges that by reason of his prior employment with the Company, and by reason of this Consulting Agreement, he has been given, and in the future may be given access to Proprietary Information of Computron and the Computron Entities. Typaldos represents and warrants that he has kept, will keep, and will continue to keep all such information confidential and that he will not use such information for any purpose, except in connection with this Consulting Agreement or in connection with any legal proceeding to which Typaldos is a party, without the prior written consent of the Chief Executive Officer of Computron. All Proprietary Information shall be the sole property of Computron and its assigns.


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            9. ARBITRATION:

            All controversies, claims and disputes arising out of or relating to this Consulting Agreement, including without limitation any violation of its terms, shall be resolved by final and binding arbitration before a panel of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of such arbitration, including the arbitrators' fees, shall be split equally between the parties. Each party shall pay its own attorney's fees. With respect to any breach or threatened breach of Sections 4, 5, or 8 of this Consulting Agreement, Computron may elect to commence an action in a federal or state court of appropriate jurisdiction.

            10. OTHER PROVISIONS:

                  (a) This Consulting Agreement constitutes and contains the complete understanding of the parties with respect to the subject matters addressed herein, and supersedes and replaces any prior negotiations and all agreements, proposed or otherwise (except for the agreement of even date herewith), whether written or oral, concerning the subject matters hereof. This Consulting Agreement is an integrated document. This Consulting Agreement may not be modified or amended unless such modification or amendment is in writing and signed by both Typaldos and the Chief Executive Officer of Computron.

                  (b) If any provision of this Consulting Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Consulting Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Consulting Agreement are declared to be severable.

                  (c) This Consulting Agreement may be executed in any number of counterparts, each of which shall be deemed to constitute an original but all of which shall constitute one and the same instrument.

                  (d) This Consulting Agreement is deemed to have been executed and delivered within the State of New Jersey and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of New Jersey.

                  (e) No waiver or any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                  (f) Both parties to this Consulting Agreement agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions as may be necessary and appropriate to give full force to the basic terms of the intent of this Consulting Agreement and which are not inconsistent with its terms.


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            Executed this 29th day of September, 1997.


                            COMPUTRON SOFTWARE, INC.


                                    By:_________________________________________


                                    ANDREAS TYPALDOS

                                    ____________________________________________


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